Filed Pursuant to Rule 424(b)(3)

Registration No. 333-279771

PROSPECTUS SUPPLEMENT NO. 2

(to prospectus dated November 13, 2024)

Medicus Pharma Ltd.

970,000 Units

Consisting of an Aggregate of

970,000 Common Shares

and

970,000 Warrants to Purchase One Common Share

970,000 Common Shares Issuable upon the Exercise of the Warrants

This prospectus supplement amends and supplements the prospectus dated November 13, 2024, as supplemented or amended from time to time (the "Prospectus"), which forms a part of our Registration Statement on Form F-1 (Registration Statement No. 333-279771). This prospectus supplement is being filed to update and supplement the information included or incorporated by reference in the Prospectus with the information contained in our Report on Form 6-K, furnished to the Securities and Exchange Commission on December 26, 2024 (the "Form 6-K"). Accordingly, we have attached the Form 6-K to this prospectus supplement.

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

Our common shares and warrants are listed on The Nasdaq Capital Market ("Nasdaq") under the symbols "MDCX" and "MDCXW," respectively. Our common shares are listed in Canada on the TSX Venture Exchange (the "TSXV") under the symbol "MDCX." On December 24, 2024, the last reported sales prices of the common shares on Nasdaq and the TSXV were $2.64 and C$3.95, respectively, and the last reported sales prices of the warrants on Nasdaq was $0.88.

We are an "emerging growth company" under applicable Securities and Exchange Commission rules and are eligible for reduced public company disclosure requirements.

Investing in our securities involves a high degree of risk. You should review carefully the risks and uncertainties described under the heading "Risk Factors" beginning on page 8 of the Prospectus, and under similar headings in any amendment or supplements to the Prospectus.

None of the Securities and Exchange Commission, any state securities commission or the securities commission of any Canadian province or territory has approved or disapproved of the securities offered by this prospectus supplement or the Prospectus or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is December 26, 2024.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 6-K

REPORT OF FOREIGN PRIVATE ISSUER PURSUANT TO RULE 13a-16 OR 15d-16 UNDER THE

SECURITIES EXCHANGE ACT OF 1934

For the month of December 2024.

Commission File Number 001-42408

MEDICUS PHARMA LTD.
(Translation of registrant's name into English)

Suite 3400, 100 King St W

Toronto, Ontario, Canada, M5X 1A4

(Address of principal executive office)

Indicate by check mark whether the registrant files or will file annual reports under cover of Form 20-F or Form 40-F.

Form 20-F ☒ Form 40-F ☐

INDEX TO EXHIBITS

Exhibit	Description
99.1	Notice of Change of Auditor
99.2	Letter of Former Auditor
99.3	Letter of Successor Auditor

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Medicus Pharma Ltd.

Date: December 26, 2024	By:	/s/ Raza Bokhari
Name: Dr. Raza Bokhari
Title: Executive Chairman and Chief Executive Officer

Exhibit 99.1

NOTICE OF CHANGE OF AUDITOR

TO:	EisnerAmper LLP
MNP LLP

AND TO:	Ontario Securities Commission Alberta Securities Commission British Columbia Securities Commission The Manitoba Securities Commission
Financial and Consumer Affairs Authority of Saskatchewan Financial and Consumer Services Commission (New Brunswick)
Nova Scotia Securities Commission
Government of Newfoundland and Labrador, Office of the Superintendent Prince Edward Island Securities Office
Autorité des marchés financiers
Government of Nunavut Office of the Superintendent of Securities
Government of the Northwest Territories, Office of the Superintendent of Securities Office of the Superintendent of Securities, Government of Yukon

Medicus Pharma Ltd. (the "Corporation") hereby provides notice pursuant to Section 4.11 of National Instrument 51-102 of the resignation of MNP LLP (the "Former Auditor") as the auditor of the Corporation and the appointment EisnerAmper LLP (the "Successor Auditor") in its place.

The Corporation confirms that:

1. On its own initiative, the Former Auditor tendered its resignation as auditor of the Corporation effective December 19, 2024.

2. The resignation of the Former Auditor has been approved by the audit committee and the board of directors of the Corporation.

3. The appointment of the Successor Auditor has been approved by the audit committee and the board of directors of the Corporation, effective December 19, 2024.

4. There are no reservations or modified opinions in the Former Auditor's reports for the Corporation's financial statements for the "relevant period" (as defined in NI 51-102).

5. There have been no "reportable events" as defined in Section 4.11 of National Instrument 51-102.

DATED as of the 23rd day of December, 2024.

MEDICUS PHARMA LTD.

Per:	(signed) "Raza Bokhari"
Raza Bokhari
Chief Executive Officer

Exhibit 99.2

December 23, 2024

Ontario Securities Commission

British Columbia Securities Commission

Alberta Securities Commission

Financial and Consumer Affairs Authority of Saskatchewan

Manitoba Securities Commission

New Brunswick Financial and Consumer Services Commission

Nova Scotia Securities Commission

Prince Edward Island Office of the Superintendent of Securities

Securities NL, Government of Newfoundland and Labrador

Dear Sirs/Mesdames:

Re: Medicus Pharma Ltd. - Change of Auditor

Pursuant to National Instrument 51-102 - Continuous Disclosure Obligations, we have reviewed the information contained in the Notice of Change of Auditor of Medicus Pharma Limited dated December 19, 2024 (the "Notice") and, based on our knowledge of such information at this time:

1. We agree with paragraphs 1, 4 and 5 of the Notice.

2. With respect to paragraph 2 and 3 of the Notice, we have no basis on which to agree or disagree.

Yours very truly,

Chartered Professional Accountants

Mississauga, Ontario

SUITE 800, 1600 CARLING AVENUE, OTTAWA ON, K1Z 1G3 T: 613.691.4200 F: 613.726.9009 MNP.ca

Exhibit 99.3

EisnerAmper LLP One Logan Square 130 North 18th Street, Suite 3000 Philadelphia, PA 19103 T 215.881.8800 F 215.881.8801 www.eisneramper.com

December 23, 2024

British Columbia Securities Commission
Alberta Securities Commission

Financial and Consumer Affairs Authority of Saskatchewan
The Manitoba Securities Commission

Ontario Securities Commission

Financial and Consumer Services Commission - New Brunswick
Nova Scotia Securities Commission

Office of the Superintendent of Securities - Prince Edward Island

Office of the Superintendent of Securities - Service Newfoundland and Labrador

Re:	Medicus Pharma Limited
Change of Auditor Notice dated December 23, 2024

Pursuant to National Instrument 51-102 (Part 4.11), we have read the above-noted Change of Auditor Notice and confirm our agreement with the information contained in the Notice pertaining to our firm.

Yours sincerely,

EisnerAmper LLP

Philadelphia, Pennsylvania

"EisnerAmper" is the brand name under which EisnerAmper LLP and Eisner Advisory Group LLC and its subsidiary entities provide professional services. EisnerAmper LLP and Eisner Advisory Group LLC are independently owned firms that practice in an alternative practice structure in accordance with the AICPA Code of Professional Conduct and applicable law, regulations and professional standards. EisnerAmper LLP is a licensed CPA firm that provides attest services, and Eisner Advisory Group LLC and its subsidiary entities provide tax and business consulting services. Eisner Advisory Group LLC and its subsidiary entities are not licensed CPA firms.